FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 28, 2009
Expedia, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51447	20-2705720
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

333 108th Avenue NE, Bellevue, Washington	98004
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (425) 679-7200
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On May 28, 2009, Expedia, Inc. (the “Company”) entered into an Employment Agreement with Dara Khosrowshahi, the Company’s Chief Executive Officer and President, and an Amended and Restated Employment Agreement with Burke F. Norton, the Company’s Executive Vice President and General Counsel (together, the “Executive Employment Agreements”). Each of the Executive Employment Agreements is effective as of May 28, 2009 and has a term of three years.
Compensation. Mr. Khosrowshahi and Mr. Norton (the “Executives”) will each be entitled to receive a base salary during the term of the Executive Employment Agreements. Mr. Khosrowshahi will continue to receive his current $1,000,000 base salary. Mr. Norton’s current base salary is $375,000, which will increase to not less than $425,000 on January 1, 2010. The Executives will also continue to be entitled to receive annual discretionary bonuses and Mr. Norton’s target bonus will be 75% of his annual base salary.
Severance. Upon a termination of an Executive’s employment by the Company without Cause (other than by reason of his death or Disability) or by an Executive for Good Reason, subject to the Executive’s execution and non-revocation of a release and compliance with the restrictive covenants described below, then:
•	the Company will continue to pay his base salary through the longer of (i) the completion of the term of the Executive Employment Agreement and (ii) twelve months; provided that such payments will be offset by any amount earned by the Executive from another employer during such time period;

•	in the case of Mr. Norton, the Company will consider in good faith the payment of a discretionary bonus on a pro rata basis for the year in which the termination of employment occurs;

•	with the exception of restricted stock units granted pursuant to the Restricted Stock Unit Agreement between Mr. Khosrowshahi and the Company, dated March 7, 2006, as amended, and contingent upon the satisfaction of any applicable performance conditions, all equity held by Mr. Khosrowshahi that otherwise would have vested during the twelve-month period following termination of employment will accelerate; provided that any equity awards that vest less frequently than annually shall be treated as though such awards vested annually;

•	contingent upon the satisfaction of any applicable performance conditions, all equity held by Mr. Norton that otherwise would have vested during the twelve-month period following termination of employment will accelerate; provided that any equity awards that vest less frequently than annually shall be treated as though such awards vested annually; and

•	the Executives will have eighteen months following such date of termination to exercise any vested stock options granted by the Company (including stock options accelerated pursuant to the terms of the Executive Employment Agreement) or, if earlier, through the scheduled expiration date of the options.
Restrictive Covenants. The Executives will be restricted from competing with the Company and from soliciting Company employees and business partners during the longer of the twenty-four month period following the Executive’s termination of employment for any reason and the term of the applicable Executive Employment Agreement.
          Unless otherwise specified, capitalized terms used above without definition have the meanings set forth in the Executive Employment Agreements.

Item 8.01 Other Events.
           On May 29, 2009, Expedia, Inc., a Washington corporation and wholly owned subsidiary of the Company, received an order from the King County Superior Court in the In re Expedia Hotel Taxes and Fees Litigation, No. 05-2-02060-1 lawsuit, granting the plaintiffs’ motion for summary judgment on their breach of contract claim, without the benefit of an actual trial on the merits. The court’s order on the plaintiffs’ breach of contract claim is not a final judgment and will not become a final judgment until (a) completion of a trial on the remaining claims or (b) the court revises its order and enters a final judgment on the breach of contract claim. Upon final judgment, in order to appeal, we would be required to post a bond or alternative security for the amount of the judgment or some lesser amount agreed upon by the parties or ordered by the court.
          The plaintiffs’ breach of contract claim was based on Expedia.com’s Terms of Use that were in effect from February 2003 through December 2006. The court concluded that the damages for the alleged breach are $184,470,451. We believe that the court’s decision is wrong on the law and wrong on the facts. Expedia.com charged its customers a service fee for certain transactions during the period described above, which was fully disclosed to each customer before a booking was completed, and we are confident that we have fulfilled all applicable obligations to our customers. Because we believe that the court’s decision is inconsistent with both the facts and the law, we will vigorously pursue our rights on appeal.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.
Date: June 1, 2009.	By:	/s/ Burke F. Norton
		Name:	Burke F. Norton
		Title:	Executive Vice President, General Counsel and Secretary